                                                                    EXHIBIT 10.2

                          SECOND AMENDED AND RESTATED
                   STOCK RESTRICTION AND BUY-SELL AGREEMENT
                   ----------------------------------------

     This Second AMENDED AND RESTATED STOCK RESTRICTION AND BUY-SELL AGREEMENT is made as of the 3rd day of March, 2001 by and among John C. Sloan ("Sloan"), Jorge Andrade ("Andrade"), and Howard Buffett ("Buffett"), and The GSI Group, Inc., a Delaware corporation (the "Corporation").

                                   RECITALS
                                   --------
     The Shareholders are owners and holders of all of the issued and outstanding voting common stock of the Corporation.

     As of the date hereof, the outstanding voting stock of the Corporation is held as follows:

        Name                 Number of Shares
        ----                 ----------------

        Sloan                   1,195,000
        Andrade                   300,000
        Buffett                    80,000

     The parties hereto believe that in the interest of their continued success, it is desirable to maintain continuity in the management, policies and ownership of the Corporation, to provide for the purchase of Shares upon the occurrence of certain contingencies, and to provide certain other agreements as more fully set forth herein. In connection therewith, the parties hereto wish to amend and restate the Amended and Restated Stock Restriction and Buy-Sell Agreement to which they may be parties, as provided below.

     NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1

                   INCORPORATION OF RECITALS AND DEFINITIONS
                   -----------------------------------------

     1.1  Incorporation of Recitals.  The Recitals are incorporated herein and
          -------------------------
constitute covenants, representations, and warranties of the Shareholders.

     1.2  Definitions.  For purposes of this Agreement:
          -----------

     (a) The term "and/or" shall mean one or the other or both, or any one or more or all, of the things or persons in connection with which the conjunction is used.

     (b) The term "Remaining Shareholders" shall mean the Shareholders either
(i) with respect to an Offer (as defined in Section 3.1), whose shares are not the subject of such Offer under Article 3 hereof; or (ii) whose Shares are not the subject of a purchase pursuant to Article 4 hereof.

     (c) The term "Requisite Vote" shall mean: (i) at any time that there are two (2) Shareholders or less, the affirmative vote of the Shareholder owning more than fifty percent (50%) of the outstanding Shares entitled to vote at a duly called and held meeting of the Shareholders; and (ii) at any time that there are three (3) or more Shareholders, the affirmative vote of the Shareholders owning more than fifty percent (50%) of the outstanding Shares entitled to vote at a duly called and held meeting of the Shareholders, provided that the matter under consideration shall have also received the affirmative vote of all Shareholders owning Shares entitled to vote, except for any one (1) Shareholder.

     (d) The term "Shares" shall mean all shares of the Corporation's common stock, whether voting or non-voting, including, but not limited to, newly authorized shares, shares issued out of authorized but unissued stock, shares issued or credited in connection with any stock dividend, stock split or other capital readjustment, as well as any voting trust certificates (there being none at this date) representing any shares of stock issued by the Corporation and owned by the Shareholder which are part of any voting trust or similar agreement.

     (e) The term "Shareholders" and/or "Shareholder" shall mean Sloan, Andrade, and Buffett and/or any other person or entity that at any time may become a party hereto by reason of his or its ownership of Shares.

     (f) The term "Event" shall mean an event which triggers the right to purchase or sell Shares hereunder and shall specifically refer to:

          (i)    the death of a Shareholder;

          (ii)   the termination of employment of a Shareholder,

          (iii)  the Effective Date of Permanent Disability or

          (iv) the delivery by the Offering Shareholder of a Notice of an Offer (as such terms are defined in Section 3.1 below).

                                   ARTICLE 2
                            RESTRICTIONS ON SHARES
                            -----------------------

     2.1  Prohibition on Transfer.  Except as (i) expressly permitted herein;
          -----------------------
(ii) provided for in the Contribution Agreement, dated as of June 6, 1996, by and among the Shareholders and John Funk (the "Contribution Agreement"); or
(iii) provided in the Stock Purchase Agreement, dated as of March 18, 1999, by and among the Shareholders, John Funk and the Corporation (the "Stock Purchase Agreement"), a Shareholder shall not at any time sell, pledge, hypothecate, transfer, encumber, assign, give away, or in any way dispose of any Shares now owned or hereafter acquired by him, nor shall such Shares be transferable, voluntarily or involuntarily, by operation of law or otherwise, except in strict compliance with the covenants, terms, and conditions set forth in this Agreement. Any attempt to do so in violation of this Agreement shall not be recognized by the Corporation and shall be null and void and of no force or effect whatsoever.

     2.2  Follow Along Rights and Obligations.  Notwithstanding the restrictions
          -----------------------------------
set forth in Sections 2.1 or 2.4 hereof, the Shareholder(s) owning more than fifty percent (50%) of the outstanding Shares entitled to vote ("Controlling Shareholders") may elect at any time to:

     (a) sell all, but not less than all, of their respective Shares, without first having to comply with the provisions of this Agreement, provided that:

          (i) the Shareholders other than the Controlling Shareholders (the "Noncontrolling Shareholders") shall have the right to participate in such sale on the same terms and conditions, including, without limitation, price, as those which pertain to the Shares being sold by the Controlling Shareholder(s); and

          (ii) the Controlling Shareholder(s) shall have the right to require that the Noncontrolling Shareholders sell their Shares on the same terms and conditions, including, without limitation, price, as those which pertain to the Shares being sold by the Controlling Shareholders.

     (b) cause the Corporation to register its Shares under the Securities Act of 1933, as amended, in a bona fide underwritten public offering (a "Public Offering").

     2.3  Legend on Certificates.  The Corporation shall cause to be placed on
          ----------------------
each certificate of its Shares which may now or hereafter be issued to a Shareholder (except certificates evidencing Shares sold free of the restrictions of this Agreement), a notice in the following form:

          "The shares of stock evidenced by this Certificate are subject to the terms and conditions of a Stock Restriction and Buy-Sell Agreement among the Corporation and certain of its shareholders (the "Agreement"). Copies of the Agreement are on file at the offices of the Corporation, reference to all the terms and conditions thereof being hereby made. No sale or transfer of the Shares evidenced hereby may be effected, except pursuant to the terms and conditions of the Agreement."

If such legend is placed on the reverse side rather than the face of any such certificate, there shall be placed on the face of such certificate a legend in the following form:

     "For restrictions on transfer, see notice on reverse side hereof."

     2.4  Wrongful Transfer.  Subject to Sections 2.1 and 2.2 hereof, no sale,
          -----------------
pledge, hypothecation, transfer, encumbrance, assignment, gift or other disposition by a Shareholder of any of his Shares shall be effective, unless and until: (i) he has first complied with all the provisions of this Agreement, and
(ii) his transferee shall take such Shares subject to the terms of this Agreement, and shall agree in writing to become a party to this Agreement as a Shareholder and be bound by all of the terms, conditions and provisions hereof. If a Shareholder fails to comply with this Agreement, the Corporation shall have the right to compel such Shareholder or any transferee to transfer and deliver his Shares in accordance with the provisions of this Agreement.

     2.5  Maintenance of S Corporation Status.
          -----------------------------------

     (a) Each Shareholder agrees that he will take all action necessary to permit the Corporation to retain its tax status as an S Corporation ("S Corporation") under Subchapter S (Section 1361 et seq.) of the Internal Revenue Code of 1986, as amended (the "Code"), including, but not limited to, the execution and delivery of any and all consents and other documents required at any time for the continuance of S Corporation status, or required to carry out, effectuate, implement or exercise any and all other elections available to, or powers exercisable by, a corporation having elected S Corporation status.
Except as otherwise specifically provided in this Agreement, the Shareholders shall not take any action which will cause the Corporation not to be taxed as an S Corporation.

     (b) Subject to the limitations of the Delaware General Corporation Law (the "DGCL"), as long as the Corporation remains an S Corporation, the Shareholders agree to take all actions necessary to cause the directors of the Corporation to declare and pay to the Shareholders dividends each year in an amount not less than all federal and state income taxes, including but not limited to estimated tax payments, payable by the Shareholders each year with respect to the income of the Corporation, based upon the maximum marginal federal and state individual income tax rates applicable to any Shareholder.

     (c) Upon any transfer of the Shares permitted hereunder, the Corporation may require arrangements reasonably satisfactory to it to assure that any transferee shall take any and all action necessary or desired to allow the Corporation to maintain S Corporation status (including, without limitation, with respect to any transfer in trust, the timely filing of an election to treat such trust as a qualified Subchapter S Trust under Section 1361(d) of the Code).

                                   ARTICLE 3

                  PURCHASE OF SHARES - RIGHT OF FIRST REFUSAL
                 --------------------------------------------

     3.1  Notice of Transfer.  If a Shareholder (the "Offering Shareholder")
          ------------------
receives during his lifetime any bona fide offer in cash and/or marketable securities (an "Offer") to sell or otherwise transfer any or all of his Shares or the right to vote said Shares, or any combination thereof (the "Offered Shares") to any person or entity, the Offering Shareholder shall give at least sixty (60) days prior written notice to the Corporation and the Remaining Shareholders of his intention to so transfer his Shares (the "Notice"). The Notice shall state (i) the number of Offered Shares; (ii) the name, business and residence address of the proposed transferee (the "Transferee"); (iii) the consideration, if any, to be paid for the Offered Shares, which consideration shall be in the form of cash and/or marketable securities (the "Offered Price");
(iv) the date upon which the proposed transfer to the Transferee is to be consummated; and (v) all other material terms of the proposed transfer. A copy of any written agreement (whether executed or not) evidencing the Offer shall be attached to the Notice.

     3.2  Rights of First Refusal.  From and after the date of the Notice (the
          -----------------------
"Notice Date"), the Corporation and the Remaining Shareholders shall have options to purchase the Offered Shares, upon the terms set forth in Section 3.3 hereof, exercisable in the order of priority and within the time periods set forth below, provided, however, that unless the exercise of the option(s) set forth in this Section 3.2 result in the purchase, in the aggregate, of all of the Offered Shares, the exercise of such option(s) shall be null and void.

     (a) For a period of thirty-five (35) days after the Notice Date (the "Corporation's Option Period"), the Corporation shall have the option to acquire all or any portion of the Offered Shares (the "Corporation's Option"). The Corporation shall exercise the Corporation's Option, if at all, by giving written notice to that effect to the Offering Shareholder and the Remaining Shareholders within the Corporation's Option Period.

     (b) For a period of twenty-five (25) days following the first to occur of
(i) the expiration of the Corporation's Option Period without the Corporation exercising its option or (ii) the Corporation's written notice to the Offering Shareholder and the Remaining Shareholders that it will not purchase any or all of the Offered Shares (the "Remaining Shareholders' Option Period"), the Remaining Shareholders shall have the option to acquire all of the Offered Shares not being purchased by the Corporation (the "Remaining Shareholders' Option"). In the event that more than one of the Remaining Shareholders exercises the Remaining Shareholders' Option, then unless otherwise agreed, each such Remaining Shareholder must purchase that percentage of the Offered Shares not being purchased by the Corporation equal to his proportionate ownership of the shares owned by all of the electing Remaining Shareholders. Each Remaining Shareholder shall exercise the Remaining Shareholders' Option, if at all, by giving written notice to that effect to the Corporation, the other Remaining Shareholders, and the Offering Shareholder within the Remaining Shareholders' Option Period.

     3.3  Purchase Price and Terms.  In the event the Corporation's Option
          ------------------------
and/or the Remaining Shareholders' Option is exercised, the party(ies) exercising such option(s) shall purchase the Offered Shares at a price (in cash and/or marketable securities) equal to the cash value of the Offered Price (determined as of the date of the closing), upon the same terms and conditions provided in the Notice, provided that the closing of such purchase shall occur in the manner described in Section 7.2(a) hereof.

     3.4  Failure to Exercise the Corporation's and Remaining Shareholder's
          -----------------------------------------------------------------
Right of First Refusal Options.  If the Corporation and the Remaining
------------------------------
Shareholders fail to exercise their respective Options in accordance with
Section 3.2 hereof to purchase in the aggregate all of the Offered Shares, the Offered Shares may be transferred to the Transferee as provided in the Notice. The effectiveness of such transfer is conditioned upon the Transferee agreeing in writing to be a party to this Agreement as a Shareholder and to be bound by all of the terms, conditions and provisions hereof. If the transfer does not occur in accordance with the terms disclosed in the Notice, such transfer shall be automatically null and void without any further action being required on the part of the Corporation or the Remaining Shareholders, and any attempt to transfer the Offered Shares thereafter without first complying with the terms of this Article 3 shall be deemed a wrongful transfer within the meaning of Section
2.4 hereof.

                                   ARTICLE 4

                              PURCHASE OF SHARES
                              -------------------

     4.1  Purchase Upon Death of Shareholder.  Upon the death of a Shareholder
          ----------------------------------
(the "Decedent"), the Shares owned by the Decedent (the "Decedent's Shares") shall be subject to the following rights and obligations:

     (a) For a period of forty-five (45) days after the death of the Decedent (the "Remaining Shareholder's Purchase Option Period" in this Section 4.1 only), the Remaining Shareholders shall have the option to purchase any or all of the Decedent's Shares from the Decedent's legal representative (the "Representative") at the price and on the terms set forth in Articles 5, 6 and 7 hereof (the "Remaining Shareholder's Purchase Option"). In the event that more than one of the Remaining Shareholders elects to purchase the Decedent's Shares, then unless otherwise agreed by the Remaining Shareholders, each electing Remaining Shareholder must purchase that percentage of the Decedent's Shares (each, a "Respective Percentage") equal to his proportionate ownership of the Shares owned by all of the electing Remaining Shareholders. Each Remaining Shareholder shall exercise the Remaining Shareholder's Purchase Option, if at all, by giving written notice to that effect to the Corporation, the other Remaining Shareholders and the Representative within the Remaining Shareholder's Option Period.

     (b) In the event the Remaining Shareholders do not exercise their Purchase Options with respect to all of the Decedent's Shares, the Representative shall hold the Decedent's Shares not so purchased subject to the terms, conditions and provisions of this Agreement.

     (c) Notwithstanding anything in Subsections 4.1(a) and 4.1(b) above, if the Trustee of a Trust (as defined in Section 6.5 hereof), of which the Remaining Shareholders are grantors, is the beneficiary of any Policies (as defined in Section 6.5 hereof) on the Decedent's life, the Remaining Shareholders shall have the obligation to purchase, each in proportion to his Respective Percentage, so much or all of the Decedent's Shares as would exhaust the insurance proceeds from the Policies. To the extent that the insurance proceeds from the Policies exceed the aggregate Purchase Price (as defined in Section 5.1 hereof) of the Decedent's Shares, the Remaining Shareholders shall contribute, pro rata to their respective ownership of voting Shares (after having acquired the Decedent's Shares), such excess proceeds to the capital of the Corporation. In the event the insurance proceeds from the Policies are less than the aggregate Purchase Price of the Decedent's Shares, the remaining Shares shall be subject to the rights and obligations set forth in Subsections 4.1(a) and 4.1(b).

     4.2  Purchase Upon Permanent Disability of Shareholder.  If a Shareholder
          -------------------------------------------------
becomes Permanently Disabled (a "Disabled Shareholder" as defined below), the Shares owned by the Disabled Shareholder shall be subject to the following rights and obligations:

     (a) For a period of 18 months following the Effective Date of Permanent Disability (as defined below) of the Disabled Shareholder, the Disabled Shareholder shall have the right, through designated representatives or otherwise, to solicit offers to purchase his Shares, which offers, if any, shall be subject to the provisions of Article 3 of this Agreement.

     (b) For a period of twelve (12) months following the first to occur of:
(i) the expiration of the 18 month period described in subsection 4.2(a) above without receipt of an Offer (as defined in Section 3.1), or (ii) written notice to the Corporation and the Remaining Shareholders that the Disabled Shareholder has elected to terminate the 18 month period described in subsection 4.2(a) above, the Corporation shall have an option to purchase any or all of the Disabled Shareholder's Shares at the price and on the terms set forth in Articles 5, 6 and 7 hereof. The Corporation shall exercise its option, if at all, within the aforesaid Corporation's option period upon written notice to the Remaining Shareholders and to the Disabled Shareholder or his legal representative.

     (c) For a period of ninety (90) days the first to occur of: (i) the expiration of the 12 month period described in subsection (b) above, or (ii) written notice to the Disabled Shareholder or his legal representative and to the Remaining Shareholders that the Corporation does not intend to purchase any or all of the Disabled Shareholder's Shares, the Remaining Shareholders shall have an option to purchase any or all of the Disabled Shareholder's Shares at the price and on the terms set forth in Articles 5, 6 and 7 hereof (a "Call Option"). In the event that more than one of the Remaining Shareholders elects to purchase the Disabled Shareholder's Shares, then unless otherwise agreed by the Remaining Shareholders, each electing Remaining Shareholder must purchase that percentage of such Disabled Shareholder's Shares equal to his proportionate ownership of the Shares owned by all of the electing Remaining Shareholders. Each Remaining Shareholder shall exercise his Call Option, if at all, within the aforesaid Remaining Shareholders' option period upon written notice to the Corporation, the other Remaining Shareholders, the other Remaining Shareholders, and the Disabled Shareholder or his legal representative.

     (d) In the event the Remaining Shareholders and the Corporation do not exercise their options with respect to all of the Disabled Shareholder's Shares, the Disabled Shareholder or his legal representative, as the case may be, shall hold the Disabled Shareholder's Shares not so purchased subject to the terms, conditions and provisions of this Agreement.

     4.3  Definition of Permanent Disability.  A Shareholder shall be deemed to
          ----------------------------------
be "Permanently Disabled" upon the first to occur of the following events:

     (a) if by reason of injury, sickness or other incapacity he is unable, for a period of six (6) consecutive months or for any six (6) months during a nine
(9) consecutive month period, to discharge his regular duties and responsibilities as an employee, officer and/or director of the Corporation. If the parties shall at any time be unable to agree on whether a Shareholder is or has been so disabled, the Corporation and the Shareholder shall promptly and jointly appoint a medical doctor; or if they are unable to so agree, they shall each promptly appoint a medical doctor to make such determination, and the collective decision of such medical doctors shall be binding on all parties hereto. If such doctors are unable to agree, they shall promptly appoint a third medical doctor to make such determination, and the decision of such third medical doctor shall be binding on all parties hereto; or

     (b) the failure or refusal of a Shareholder to submit to any examination or to appoint a medical doctor pursuant to subsection (a) of this Section 4.3 within sixty (60) days after the date on which the Shareholder receives a written notice from the Remaining Shareholders to do so; or

     (c) the adjudication of such Shareholder as an incompetent or a disabled person by a court of competent jurisdiction.

     4.4  Definition of Effective Date of Permanent Disability.  If a
          ----------------------------------------------------
Shareholder is deemed to be Permanently Disabled pursuant to Section 4.3 hereof, then the "Effective Date of Permanent Disability" shall be the first to occur of the following:

     (a) the date upon which the examining doctor(s) determine(s) that the Shareholder is Permanently Disabled; or

     (b) the sixtieth (60th) day immediately succeeding the day on which a Shareholder receives a written notice from the Corporation to submit to an examination pursuant to Section 4.3(a) hereof, if the Shareholder fails or refuses to submit to such examination or fails or refuses to appoint a medical doctor; or

     (c) the sixtieth (60th) day immediately succeeding the date of the adjudication described in Section 4.3(c) hereof, unless prior to the expiration of such period the adjudication has been reversed, vacated, or overruled; or

     (d) the first day of the seventh (7th) consecutive month or the first day of the seventh (7th) month during any nine (9) consecutive month period of the Shareholder's inability to perform his regular duties and responsibilities as an employee, officer, and/or director of the Corporation as a result of his injury, sickness, or other incapacity.

     4.5  Purchase Upon Termination of Employment of Shareholder.  If a
          ------------------------------------------------------
Shareholder's employment by the Corporation terminates (a "Terminated Shareholder"), the Shares owned by the Terminated Shareholder shall be subject to the following rights and obligations:

     (a) For a period of twelve (12) months following the last date of employment of the Terminated Shareholder the Corporation shall have an option to purchase any or all of the Terminated Shareholder's Shares at the price and on the terms set forth in Articles 5, 6 and 7 hereof. The Corporation shall exercise its option, if at all, within the aforesaid Corporation's option period upon written notice to the Remaining Shareholders and to the Terminated Shareholder.

     (b) For a period of ninety (90) days following the first to occur of: (i) the expiration of the 12 month period described in subsection 4.5(a) above without the Corporation exercising its option to purchase all of the Terminated Shareholder's Shares, or (ii) written notice to the Terminated Shareholder and the Remaining Shareholders that the Corporation does not intend to exercise its option under subsection 4.5(a) above, the Remaining Shareholders shall have an option to purchase any or all of the Terminated Shareholder's Shares at the price and on the terms set forth in Articles 5, 6 and 7 hereof (a "Call Option"). In the event that more than one of the Remaining Shareholders elects to purchase the Terminated Shareholder's Shares, then unless otherwise agreed by the Remaining Shareholders, each electing Remaining Shareholder must purchase that percentage of such Terminated Shareholder's Shares equal to his proportionate ownership of the Shares owned by all of the electing Remaining Shareholders. Each Remaining Shareholder shall exercise his Call Option, if at all, within the aforesaid Remaining Shareholders' option period upon written notice to the Corporation, the other Remaining Shareholders, and the Terminated Shareholder.

     (c) In the event the Remaining Shareholders and the Corporation do not exercise their options with respect to all of the Terminated Shareholder's Shares, the Terminated Shareholder shall hold his Shares not so purchased subject to the terms, conditions and provisions of this Agreement.

                                   ARTICLE 5

                      DETERMINATION OF THE PURCHASE PRICE
                     ------------------------------------

     5.1  Purchase Price.  The parties hereto recognize the problems relative to
          --------------
determining the value of the Corporation. As a result, the parties hereto agree that the purchase price (the "Purchase Price") for each Share to be purchased pursuant to Article 4 hereof shall be Six and 34/100 Dollars ($6.34) per Share. The Purchase Price shall be conclusive and binding on the parties hereto.

     5.2  Adjustments to Purchase Price.  The Shareholders may review and adjust
          -----------------------------
the Purchase Price once each year, in light of the audited financial results of the Corporation as well as any other factors that, in the Shareholders' judgement, are relevant in determining the Corporation's value; provided, however, that for the purpose of calculating the Purchase Price with respect to any Event that gives rise to a purchase under Article 4, the Purchase Price in effect on the date of the Event shall control.

                                   ARTICLE 6

                PAYMENT OF THE PURCHASE PRICE AND OTHER MATTERS
               ------------------------------------------------

     6.1  Payment.  The Purchase Price for the Shares purchased pursuant to the
          -------
provisions of Article 4 shall be paid in full in cash at the closing, except that at the option of each purchasing party, but in all events subject to
Section 6.5 hereof, up to seventy percent (70%) of the Purchase Price may be deferred as provided herein, provided that at least thirty percent (30%) of the Purchase Price is paid in cash at closing. Notwithstanding the foregoing, if the Event resulting in a sale of Shares is a Shareholder being terminated for Cause (as defined below), up to ninety percent (90%) of the Purchase Price may be deferred as provided herein, provided that at least ten percent (10%) of the Purchase Price is paid in cash at closing. As used herein, "Cause" shall mean:
(i) commission of any dishonest act by a Shareholder in connection with his or her employment by the Corporation or any act of willful misconduct which has affected or can be reasonably expected to affect the business or reputation of the Corporation in a materially adverse manner; (ii) diversion of any material corporate opportunity of the Corporation for the Shareholder's direct or indirect benefit; or (iii) commission by the Shareholder of any wrongful act which constitutes cause for dismissal of a corporate officer or employee under applicable law. Notwithstanding the previous sentence, if "Cause" is defined in the Terminated Shareholder's Employment Agreement, the definition set forth in such Employment Agreement shall apply for purposes of this Agreement.

     6.2  Promissory Note.  The deferred portion of the Purchase Price shall be
          ---------------
evidenced by a promissory note (the "Note") of the purchasing party made payable to the order of the selling party. The Note shall be in the form of Exhibit A attached hereto and shall be dated as of the closing. Except as otherwise set forth below, the principal balance shall be paid over a time not exceeding sixty
(60) months and each installment of the principal balance shall include interest, accruing from the date of the Note, at a rate announced from time to time by the LaSalle Bank N.A. as its prime rate (the "Interest Rate"); provided, however, that if the Event resulting in a sale of Shares is a Shareholder being terminated for Cause, the principal balance shall be paid over a time not exceeding one hundred twenty (120) months. In all cases, the terms of payment shall be those set forth in the attached Exhibit A.

     6.3  Collateral.  The Note shall be secured by a pledge of all of the
          ----------
Shares being purchased by any purchasing party other than the Corporation. Any and all documents reasonably necessary for purposes of perfecting a security interest in all of the purchased Shares shall be executed by the purchaser including a pledge agreement containing, among other provisions, a third party escrow for the Shares. Unless and until an Event of Default (as defined in the Note) occurs, the purchaser of the Shares shall have all the rights of the owner thereof, including, without limitation, the right to vote and the right to receive dividends and other distributions. Following an Event of Default, the pledgee of the Shares shall have all the rights of the owner thereof, provided that any dividends or distributions made pursuant to Section 2.5(b) of this Agreement with respect to the fiscal year in which the Event of Default occurs shall be allocated among the purchaser and pledgee of the Shares in the same proportion as the tax liability with respect to the income of the Corporation is allocated among them.

     6.4  Guaranteed Indebtedness.  If at the time of a purchase of Shares
          -----------------------
pursuant to Article 4 hereof, the Corporation has outstanding indebtedness which is personally guaranteed by certain of the Shareholders ("Guaranteed Debt") (it being understood by the Shareholders that Buffett shall not at any time personally guarantee any such indebtedness), each of the Remaining Shareholders who has personally guaranteed such indebtedness agrees to use his good faith efforts to obtain the release of the selling Shareholder's personal guaranty of the Guaranteed Debt, provided that (i) such Remaining Shareholders shall not be required to offer a pledge of his residence or his spouse's guaranty in order to secure such release, and (ii) such Remaining Shareholders' actual ability to secure such release shall not be a condition of closing the sale and purchase under Article 4 hereof. Notwithstanding the foregoing, the Remaining Shareholders shall have no duty or obligation to attempt to obtain the release of a selling Shareholder who was terminated by the Corporation for Cause.

     6.5  Life Insurance Proceeds.
          -----------------------

     (a) Notwithstanding anything to the contrary contained in Section 6.1 hereof, in the event the Shareholders are grantors of a trust (the "Trust"), the trustee (the "Trustee") of which is the owner and beneficiary of one or more insurance policies ("Policies") on the life of a Shareholder who owns Shares at the time of his death (the "Deceased Shareholder"), the death benefits under the Policies, net of applicable taxes on such proceeds, if any, shall be paid upon the Trustee's receipt thereof as follows: (i) to the estate of the Deceased Shareholder on account of the Purchase Price of the Shares on behalf of the Remaining Shareholders pursuant to Subsection 4.1(c), and (ii) the balance of such proceeds, if any, shall be paid to the Corporation as a contribution to capital on behalf of the Remaining Shareholders pro rata to their voting Shares.

     (b) If at the time of death of a Former Shareholder (as defined below), the Trustee is the owner and beneficiary of one or more Policies on the Former Shareholder's life, the death benefits under the Policies, net of applicable taxes on such proceeds, if any, shall be paid upon the Trustee's receipt thereof as follows: (i) to the estate of the Former Shareholder as a prepayment of the unpaid balance, if any, of the purchase price, plus accrued interest thereon, then owed by any of the then-current Shareholders, either pursuant to this Agreement or otherwise, for the Former Shareholder's Shares; and (ii) the balance, if any, of such proceeds, or all such proceeds if no unpaid balance described in clause (i) exists, shall be paid to the Corporation as a contribution to capital on behalf of the then-current Shareholders pro rata to their voting Shares. As used herein, the term "Former Shareholder" means any person who previously owned voting Shares, but who, at the time of his death, no longer owns Shares.

     6.6  Prepayment of Note.  If following the death of a Former Shareholder,
          ------------------
the Corporation receives from the Trustee or the Remaining Shareholders payment (whether as a contribution to its capital or otherwise) of the proceeds of one or more Policies on the life of the Former Shareholder, the Corporation shall upon receipt of such proceeds prepay to the extent thereof the unpaid balance, if any, of principal plus accrued interest under any outstanding Note payable by the Corporation to the estate or heirs of the Former Shareholder executed in connection with the purchase of the Former Shareholder's Shares.

                                   ARTICLE 7

                                  THE CLOSING
                                  -----------

     7.1  Location.  Unless otherwise agreed by the parties, the closing of the
          --------
sale and purchase of the Shares under Article 3 or 4 hereof shall take place at the Corporation's principal headquarters office.

     7.2  Time.
          ----

     (a) Article 3 Transfer. In the case of a purchase of Shares under Article 3, the closing shall take place in accordance with the terms of the Notice, provided that the closing shall not take place earlier than thirty (30) days after the latest to occur of (i) the expiration of the last option which may be exercised with respect to the Offering Shareholder's Shares; or (ii) with respect to the Corporation only, the earliest date on which the Corporation is permitted to purchase the Shares pursuant to the terms of (x) the Indenture, dated as of November 1, 1997, between the Corporation and LaSalle National Bank, as trustee, relating to the $100 million aggregate principal amount 10-1/4% Senior Subordinated Notes due 2007 (the "Indenture"), and (y) any other material financing agreement.

     (b) Article 4 Transfer.  In the case of a purchase of Shares under Article
         ------------------
4, the closing shall take place within thirty (30) days after the latest to occur of: (i) the Trustee's receipt of death benefits from a Policy (as defined in Subsection 6.5(a) hereof); (ii) the expiration of the last option which may be exercised with respect to the Shares to be acquired by the purchasing party or parties; or (iii) with respect to the Corporation only, the earliest date on which the Corporation is permitted to purchase the Shares pursuant to the terms of the Indenture and any other material financing agreement.

     (c) Restricted Purchase.  Notwithstanding anything else contained in
         -------------------
Article 4 hereof, it is the intention of the parties hereto that the provisions of Subsections 7.2(a)(ii) and 7.2(b)(iii) be interpreted to postpone the closing of purchases by the Corporation only to the extent required by the Indenture or other material financing agreement, and that the Corporation close all of the purchases of Shares for which it has exercised options as expeditiously as possible. Accordingly, in the event the Corporation is not permitted to close the purchase of all Shares for which it has exercised an option, the Corporation shall purchase as many Shares for which it has exercised options as may be permitted by the Indenture or other financing agreement, as otherwise provided in this Section 7.2, and shall thereafter acquire any remaining such Shares for which it has exercised an option in one or more additional closings to be held within thirty (30) days of first being permitted to acquire any such additional Shares pursuant to the Indenture or other financing agreement. Notwithstanding the foregoing, the Corporation shall not be required to close the purchase of Shares with respect to any specific Representative, Disabled Shareholder, or the Terminated Shareholder more than once each fiscal quarter. Further, in the event the Corporation is obligated to purchase Shares from more than one holder thereof (including holders of nonvoting stock) in a given fiscal quarter and is restricted in its ability to do so as a result of the Indenture or other financing agreement, the Corporation shall allot the number of shares of stock that it is able to purchase within any given fiscal quarter pro rata based on the total number of Shares that would have been purchased by the Corporation as a result of such Events had the Indenture or other financing agreement restrictions not been in effect. Restrictions applicable to the Corporation shall not affect the timing of the closing of any purchase of Shares by any other party.

     7.3  Execution and Delivery of Documents.  Upon the closing of the sale and
          -----------------------------------
purchase, the selling Shareholder, the Corporation and the Remaining Shareholders shall execute and deliver to each other the various documents which shall be required to carry out their undertakings hereunder, including, without limitation, the payment of cash and the execution and delivery of the Note and any collateral instruments.

     7.4  Resignation as Officer and/or Director.  Upon the closing of the sale
          --------------------------------------
and purchase of Shares under Article 3 or 4 hereof, the selling Shareholder shall resign as an officer and/or director of the Corporation.

                                   ARTICLE 8

                             CORPORATE GOVERNANCE
                             --------------------

     8.1  Shareholder Approval for Significant Corporate Matters.
          ------------------------------------------------------
Notwithstanding any provision contained in the Certificate of Incorporation, the By-Laws of the Corporation, any other agreement between the Shareholders and the Corporation or under the DGCL, for so long as Sloan, Andrade or Buffett are Shareholders, the unanimous vote of the Shareholders shall be required in connection with the following matters ("Significant Corporate Matters"), except as expressly provided below:

     (a) any adjustments to the Purchase Price of Shares pursuant to Section 5.2 hereof;

     (b) the liquidation, dissolution, recapitalization or reorganization of the Corporation in any form of transaction;

     (c) the authorization or issuance of any securities of the Corporation, including any Shares, rights, options, warrants, debt securities, derivative securities or securities that are convertible into other securities; provided, however, that in the event additional Shares are to be authorized in connection with a Public Offering, then such authorization and issuance shall only require the approval of the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote;

     (d) the termination of the election to be treated as an S Corporation under the Code.

     (e) the acquisition or divestiture of any business segment or asset which alone, or in the aggregate, has value in excess of $250,000, excluding, however, the sale of substantially all of the business and/or assets of the Corporation, which shall only require the approval of the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote;

     (f) the adoption or approval of a stock option or equity based incentive plan for the benefit of employees of the Corporation;

     (g) the exercise by the Corporation of any option or other right to purchase shares under any plan described in Subsection (f) above; and

     (h) any amendment to the Certificate of Incorporation or By-Laws of the Corporation.

     8.2  Shareholder Approval of Other Corporate Matters.  All matters which
          -----------------------------------------------
under the DGCL, the Certificate of Incorporation or the By-Laws of the Corporation require Shareholder approval, but do not involve any Significant Corporate Matters, shall require the affirmative vote of the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote.

     8.3  Board of Directors.  The Board of Directors of the Corporation shall
          ------------------
consist of three (3) persons, which number may be increased by unanimous vote of the then-existing directors. The vacancy resulting from the death, resignation, or removal of a director shall be filled by the unanimous decision of the directors then in office. Any director elected to fill a vacancy shall have the same remaining term as that of his predecessor. At the next election, the position shall be filled by the unanimous decision of the Shareholders and until such decision is reached, that Board seat shall remain vacant. Notwithstanding the foregoing, each of the Shareholders entitled to vote to elect the directors of the corporation agree to cast their votes and take any other necessary action so that, for so long as any of Sloan, Andrade or Buffett is both a Shareholder and an officer of the Corporation, such person shall be elected as a director. Moreover, each of the Shareholders entitled to vote to elect the directors of the Corporation agree to cast their votes and take any other necessary action so that, for so long as any of Sloan, Andrade or Buffett is a Shareholder or an officer of the Corporation, such person shall be elected as a director, unless the Shareholders, by Requisite Vote, determine that such person shall not be eligible to serve as a director of the Corporation.

     8.4  Approval of Certain Matters by Board of Directors.  In addition to and
          -------------------------------------------------
not in limitation of any provision of the Corporation's Certificate of Incorporation, By-Laws or the DGCL, the following actions by the Corporation shall require the unanimous approval of the Board of Directors:

     (a) making any capital expenditures in any given fiscal year which, in the aggregate, exceed the budgeted amount for capital expenditures for that fiscal year as approved by the Board;

     (b) entering into operating leases in any given fiscal year that exceeds $250,000.

     (c) removal or significant change in the duties and responsibilities of an officer who is also a Shareholder;

     (d) declaration of a stock or cash dividend;

     (e) the payment of any directors fees;

     (f) exercise of any option or other right of purchase under this Agreement;

     (g) incurring, guaranteeing or otherwise becoming liable for indebtedness for borrowed money in an amount in excess of $500,000, or any action to prepay any existing indebtedness by an amount in excess of $500,000;

     (h) the determination to change the Corporation's independent auditing firm; and

     (i) the decision to employ any person or terminate the employment of any employee of the Corporation having an annual salary of greater than $85,000.00; provided, however, that when considering the termination of the employment of any Shareholder, such Shareholder shall abstain from and not be entitled to vote on such decision, and unanimity shall be determined without consideration of such Shareholder.

                                   ARTICLE 9

                           TERMINATION OF AGREEMENT
                           -------------------------

     9.1  Events Causing Termination.  This Agreement and all restrictions on
          --------------------------
transfer created hereby shall terminate on the occurrence of any of the following events:

     (a) Upon the adoption of a plan of dissolution of the Corporation, provided such plan is carried out diligently and all assets remaining after payment of or provision for liabilities are distributed to the Shareholders within a reasonable time thereafter; or

     (b) The execution of a written instrument to that effect signed by Shareholders owning all of the outstanding Shares entitled to vote; or

     (c) Permanent cessation of the business of the Corporation; or

     (d) The sale of substantially all of the assets or business of the Corporation; or

     (e) A single Shareholder becoming the legal and beneficial owner of all then issued and outstanding Shares; or

     (f) The consummation of a Public Offering.

     9.2  Effect of Termination.  The termination of this Agreement for any
          ---------------------
reason shall not effect any right or remedy accrued hereunder prior to the effective date of such termination.

                                  ARTICLE 10

                                 MISCELLANEOUS
                                 -------------

     10.1  Piggy-back Registration Rights.  The Corporation agrees that, at any
           ------------------------------
time during the term of this Agreement, if the Corporation shall seek a Public Offering, each Shareholder shall be notified and shall be entitled to elect to have included in such proposed registration, without cost or expense, such number of Shares as the underwriter for the offering shall permit; provided, however, that in the event the underwriter shall permit less than all of the Shares to be registered, the number of Shares included in such registration shall be reduced on a pro rata basis among the Shareholders (the "Piggy-Back Rights"). In the event of such a proposed registration, the Corporation shall furnish the Shareholders with no less than thirty (30) days written notice prior to the proposed filing of the registration statement. Such notice shall continue to be given by the Corporation to such Shareholders for each proposed registration by the Corporation until such time as all of the Shares have been registered. Such Shareholders shall exercise their Piggy-Back Rights by giving written notice within twenty (20) days of the receipt of the Corporation's notice of intention to file a registration statement.

     10.2  Effect of Improper Transfer.  Except as otherwise permitted under the
           ---------------------------
Contribution Agreement, if a transfer or attempted transfer violates any provision of this Agreement, or if the transferor, after the transfer, reacquires all or any portion of the transferred

Shares, such transfers or attempted transfers shall be null and void and the Shares transferred or attempted to be transferred shall remain subject to this Agreement as if no transfer had been made.

     10.3  Voting of Shares.  The Representative, Disabled Shareholder, Disabled
           ----------------
Shareholder's legal representative, Offering Shareholder, or Terminated Shareholder shall have no vote regarding any given option of the Corporation to purchase Shares under this Agreement.

     10.4  Entire Agreement.  Except for the Contribution Agreement and the
           ----------------
Stock Purchase Agreement, the terms and conditions contained herein are the full and complete terms of the agreement between the parties hereto regarding the subject matter hereof and supersede any and all prior agreements by and among the Corporation and the Shareholders concerning the ownership, sale or other disposition of the Shares including, without limitation, any Stock Restriction and Buy-Sell Agreement dated prior to the date hereof with respect to the Shares to which the Corporation and the Shareholders may be parties, and any Stock Restriction and Cross Purchase Agreement, dated June 6, 1996, as amended or restated from time to time by and among the Shareholders. No alterations, amendments, or modifications of such terms shall be binding on the parties hereto unless reduced to writing and approved by all of the Shareholders.

     10.5  Binding Effect.  This Agreement shall be binding not only upon the
           --------------
parties hereto, but upon their respective heirs, legal representatives, successors, and assigns. All persons bound hereby shall execute such instruments and perform such acts as may be reasonably necessary or desirable to effectuate the terms and provisions of this Agreement.

     10.6  Adoption by Corporation.  The Shareholders hereto will cause the
           -----------------------
Board of Directors to adopt appropriate minutes and resolutions recognizing, confirming, ratifying, and adopting the terms of this Agreement and any amendments to the By-Laws consistent with the provisions herein.

     10.7  Reference in Will.  Each Shareholder shall make reference to this
           -----------------
Agreement in any will or codicil that he may hereafter execute and shall direct the executor therein to comply with all of the terms and provisions of this Agreement.

     10.8  Notices.  Any and all notices given in connection with this Agreement
           -------
shall be deemed adequately given only if in writing and personally delivered (including overnight delivery by messenger); sent by first class registered or certified mail, postage prepaid, return receipt requested; or sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended. A written notice shall be deemed to have been given to the recipient party on the earlier of (i) the date it shall be delivered to the address required by this Agreement; (ii) the date delivery shall have been refused at the address required by this Agreement; (iii) with respect to notices sent by mail, the date as of which the postal service shall have indicated such notice to be undelivered at the address required by this Agreement, or (iv) with respect to facsimile, the date on which the facsimile is sent. Any and all notices referred to in this Agreement, or which any party desires to give to the other, shall be addressed as follows:

     Name                     Address

     To the Corporation       The GSI Group, Inc.
                              P.O. Box 20
                              Assumption, IL  62510
                              Attn:  Chief Executive Officer

     To Sloan:                John C. Sloan
                              c/o The GSI Group, Inc.
                              P.O. Box 20
                              Assumption, IL 62510

     To Andrade:              Jorge Andrade
                              c/o The GSI Group, Inc.
                              P.O. Box 20
                              Assumption, IL 62510

     To Buffett:              Howard G. Buffett
                              c/o The GSI Group, Inc.
                              P.O. Box 20
                              Assumption, IL 62510

or to such other address as the person to whom notice is to be given may have furnished to the other in writing in accordance herewith. A communication given by any other means shall be deemed duly given when actually received by the addressee.

     10.9  Specific Performance.  The Shares cannot be readily purchased or sold
           --------------------
in the open market, and for that reason, among others, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise concerning whether a proposed sale or disposition of the Shares would violate this Agreement, the parties agree that an injunction may be issued restraining any sale or disposition pending the resolution of such controversy. In the event of any controversy concerning the right or obligation to purchase or sell any of the Shares, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have at law, in equity or otherwise.

     10.10  Construction of Terms.  Unless otherwise specifically provided, a
            ---------------------
reference to a particular "Subsection", "Section", or "Article" shall mean the Subsection, Section or Article in this Agreement.

     10.11  Governing Law.  This Agreement shall be interpreted, governed and
            -------------
construed in all respects in accordance with the internal laws of the State of Illinois, and any action commenced to enforce any of the provisions hereof shall be brought either in the Illinois Circuit Court for the Fourth Judicial Circuit or the United States District Court for the Central District of Illinois, Springfield Division.

     10.12  Payment of Legal Costs and Expenses.  In the event any action is
            -----------------------------------
commenced to challenge or enforce the terms and provisions hereof, the party who is successful in such action based upon a final, unappealable court order, shall be reimbursed by the unsuccessful party for his fees, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees, costs, and expenses) incurred in connection with the legal proceeding.

     10.13  Gender.  Unless the context otherwise requires, any pronouns,
            ------
wherever used herein, shall be deemed to include the corresponding masculine, feminine, or neuter pronouns and the plural shall include the singular, and vice versa.

     10.14  Headings.  Article and section headings are included herein solely
            --------
for convenience and shall not be construed to modify or explain any of the substantive provisions hereof.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested by its duly authorized officer, and the Shareholders have signed their names, all on the day and year first above written.

                              THE GSI GROUP, INC., a Delaware corporation


                              By:  /s/ John C. Sloan
                                   ---------------------------
                              Its:  Chief Executive Officer

                                   /s/ Jorge Andrade
                                   ---------------------------
                                   JORGE ANDRADE

                                   /s/ Howard G. Buffett
                                   ---------------------------
                                   HOWARD G. BUFFETT

                                   /s/ John C. Sloan
                                   ---------------------------
                                   JOHN C. SLOAN